Exhibit 99.1

Litigation Update - Safety Shot Authorized to Serve Notice of Action Against Capybara Research and Igor Appelboom by Public Disclosure and Press Release Pursuant to Court Order

JUPITER, FL - JANUARY 16, 2024 - On December 5, 2023, Safety Shot, Inc. (Nasdaq: SHOT) (“SHOT” or the “Company”) announced that it filed a federal lawsuit in the United States District Court for the Southern District of New York, Safety Shot, Inc. v. Capybara Research et. al., Case No. 1:23-cv-10728-JSR (the “Action”), against Capybara Research (“Capybara”), A firm that Safety Shot alleges was created for solely to lend “credibility” to its malicious and defamatory articles purposefully designed to negatively impact the share prices of publicly traded companies in which it holds short positions, and its previously anonymous owner and operator responsible for publishing the malicious and defamatory article authored and published on November 22, 2023 which attacked the Company and its directors leading to a 37.03% decline in the Company’s share price over the course of that day.

After commencing the Action, the Company’s counsel at The Basile Law Firm, P.C. discovered the true identity of the individual responsible for the article published on Capybara’s website and X (f/k/a Twitter) account to be an individual living in Brazil named Igor Appelboom (“Appelboom”). Appelboom previously operated an X account under his own name to which he posted content relating to the short selling of various securities.

Capybara and Appelboom take short positions in publicly trading companies and release fraudulent, disparaging reports in order to drive the company’s stock price down for their own financial benefit. Due to the short position Capybara disclosed in the article, Capybara and the previously anonymous owner and operator, Appelboom, significantly benefited from the decline in the Company’s share price at the expense of the Company’s shareholders. The Company believes this is criminal behavior and will continue to do what it can to protect the interests of its shareholders.

On December 22, 2023, the Company filed a motion to alternatively serve the Company’s summons and complaint upon Capybara and Appelboom by email. On December 26 2023, Senior Judge of the United States District Court for the Southern District of New York, The Honorable Jed S. Rakoff, entered an Order granting the Company’s motion. The Company’s counsel attempted to serve Capybara and Appelboom by email, however, in response to the motion and Order, Capybara and Appelboom have undertaken steps to intentionally evade service by deleting their respective email addresses.

Because of the evasive behavior exhibited by Capybara and Appelboom. That Safety Shot believes was an effort to avoid liability for their actions and preserve whatever anonymity they believe they have left, on January 8, 2024, the Company was required to serve a second motion for alternative service in which the Company sought permission to serve Capybara and Appelboom through their respective X accounts, through Capybara’s website’s contact page, by newspaper publication and through a public disclosure and press release. In response to the Company’s second motion, and consistent with its efforts to evade service, Capybara removed the contact page from its website and Appelboom deleted his X account. Both of these actions were taken in an effort to further evade service.

On January 10, 2024, in a historic, first-of-its-kind order, The Honorable Jed S. Rakoff granted the Company’s second motion permitting the Company to serve notice of the Action upon through this press release and associated Form 8-K filed on the Securities and Exchange Commission’s EDGAR database.

Pursuant to the Order of The Honorable Jed S. Rakoff in the United States District Court for the Southern District of New York, entered on January 10, 2024 (ECF 24), in the matter of Safety Shot, Inc. v. Capybara Research et. al., Case No. 1:23-cv-10728-JSR, this press release, the Form 8-K filed on January 11, 2024 and the exhibits to the Form 8-K containing the Company’s summons, complaint and the Court’s Order, hereby provides the Constitutional requirement of actual notice of the Action to Defendants Capybara Research and Igor Appelboom pursuant to Rule 4(f)(3) of the Federal Rules of Civil Procedure.

About Safety Shot

Safety Shot, a wellness and functional beverage company, is set to launch Safety Shot, the first patented beverage on Earth that helps people feel better faster by reducing blood alcohol content and boosting clarity. Safety Shot will be available for retail purchase in the first week of December 2023 at www.DrinkSafetyShot.com and www.Amazon.com. The Company plans to launch business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars in the first quarter of 2024. Safety Shot plans to spin off legacy assets from its Jupiter Wellness business to unlock value for shareholders.

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Phone: 904-477-2306

Email: Emily@PanatelidesPR.com

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Phone: 561-244-7100

Email: investors@safetyshotholdings.com